Exhibit 99.1
JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing, along with all other such undersigned, on behalf of the Reporting Persons (as defined in the joint filing), of a statement on Schedule 13D (including amendments thereto) with respect to Series B Shares, without par value, of Pacific Airport Group, and that this agreement be included as an Exhibit 99.1 to such joint filing. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others.

Dated: October 28, 2010
WESTON HILL EQUITY HOLDINGS, LP

	By:	Carlos Laviada Ocejo

/s/ Carlos Laviada Ocejo
Name: Carlos Laviada Ocejo, General Partner

CARLOS LAVIADA OCEJO

	By:	/s/ Carlos Laviada Ocejo
Name: Carlos Laviada Ocejo

LAURA DIEZ BARROSO AZCÁRRAGA

	By:	/s/ Laura Diez Barroso Azcárraga
Name: Laura Diez Barroso Azcárraga